Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PGT, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-196048, 333-166075, 333-146719, and 333-135616) on Form S-8 of PGT, Inc. and subsidiaries of our reports dated March 11, 2016, with respect to the consolidated balance sheets of PGT, Inc. and subsidiaries as of January 2, 2016 and January 3, 2015, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each the years in the two-year period ended January 2, 2016, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 2, 2016, which reports appear in the January 2, 2016 annual report on Form 10-K of PGT, Inc.

/s/ KPMG LLP

Tampa, Florida

March 11, 2016

Certified Public Accountants